Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-104493

                                                           Prospectus Supplement
                                            (to Prospectus dated April 24, 2003)

                            LNR PROPERTY CORPORATION

         5.5% Contingent Convertible Senior Subordinated Notes Due 2023

FThis Prospectus Supplement supplements the Prospectus dated April 24, 2003 relating to $235,000,000 aggregate principal amount of our 5.5% Contingent Convertible Senior Subordinated Notes Due 2023 and the shares of our common stock into which those Notes are convertible.

The following are the Selling Securityholders at the date of this Prospectus Supplement. We obtained the information about Notes beneficially owned and that may be offered by the Prospectus, and about shares of Common Stock beneficially owned, from the individual Selling Securityholders. We have not attempted to verify that information.

                                          Principal Amount of
                                          Notes Beneficially    Number of Shares
                                            Owned and That      of Common Stock
                                            May Be Offered        Beneficially
       Selling Securityholder             by this Prospectus        Owned(1)
-------------------------------------     -------------------   ----------------
Innovest Finanzdienstle                      $  1,500,000             33,127
S.A.C. Capital Associates, LLC               $  2,000,000             44,169
BNP Paribas Equity Strategies, SNC           $ 11,571,000            255,543
CooperNeff Convertible Strategies
   (Cayman) Master Fund, LP                  $  7,917,000            174,845
Context Convertible Arbitrage
   Offshore Ltd.                             $    415,000              9,165
Context Convertible Arbitrage
   Fund, LP                                  $    665,000             14,686
Arkansas PERS                                $    385,000              8,502
ICI American Holdings Trust                  $    125,000              2,760
Zeneca Holdings Trust                        $    135,000              2,981
Delaware PERS                                $    540,000             11,925
Syngenta AG                                  $     90,000              1,987
Prudential Insurance Co of America           $     35,000                772
Boilermakers Blacksmith Pension Trust        $    500,000             11,042
State of Oregon/Equity                       $  1,700,000             37,544
Duke Endowment                               $     95,000              2,098
Louisiana CCRF                               $     70,000              1,545
Delta Airlines Master Trust                  $    225,000              4,969
Froley Revy Investment Convertible
   Security Fund                             $     55,000              1,214
Sturgeon Limited                             $  1,512,000             33,392
JP Morgan Securities Inc.                    $ 12,750,000            281,581

                                          Principal Amount of
                                          Notes Beneficially    Number of Shares
                                            Owned and That      of Common Stock
                                            May Be Offered        Beneficially
       Selling Securityholder             by this Prospectus        Owned(1)
-------------------------------------     -------------------   ----------------
Akela Capital Master Fund, Ltd.              $  5,000,000            110,424
Laurel Ridge Capital LP                      $  1,000,000             22,084
Alpine Associates                            $  9,700,000            214,222
Alpine Partners, L.P.                        $  1,300,000             28,710
Tribeca Investments L.T.D                    $  2,000,000             44,169
Grace Convertible Arbitrage
   Fund, Ltd.                                $  5,000,000            110,424
LLT Limited                                  $    156,000              3,445
Wachovia Securities Inc.                     $  8,500,000            187,720
Common Fund Event Driven Co, Ltd.
   c/o Levco                                 $     65,000              1,435
Levco Alternative Fund Ltd.                  $  2,197,000             48,520
Citi JL Ltd.                                 $     87,000              1,921
Lyxor/JLC Fund Ltd.                          $    167,000              3,688
Purchase Associates, L.P.                    $    484,000             10,689
Highbridge International LLC                 $ 33,000,000            728,798
Forest Fulcrum Fund LLP                      $    404,000              8,922
BGI Global Investors c/o Forest
   Investment Management LLC                 $    168,000              3,710
Forest Multi-Strategy Master Fund
   SFC, on behalf of Series F,
   Multi-Strategy Segregated Portfolio       $    204,000              4,505
Zurich Master Hedge Fund c/o Forest
   Investment Management LLC                 $    260,000              5,742
Forest Global Convertible Fund
   Series A-5                                $  1,896,000             41,872
Lyxor Master Fund c/o Forest
   Investment Management LLC                 $    632,000             13,957
Relay 11 Holdings c/o Forest
   Investment Management LLC                 $     80,000              1,766
RBC Alternative Assets LP c/o
   Forest Investment Management LLC          $    160,000              3,533
RBC Alternative Assets LP                    $    500,000             11,042
Sphinx Convertible Arbitrage c/o
   Forest Investment Management LLC          $     40,000                883
Banc of America Securities LLC               $  4,000,000             88,339
Sunrise Partners Limited Partnership         $ 13,875,000            306,426
Man Convertible Bond Master Fund, Ltd.       $  3,622,000             79,991
St. Thomas Trading, Ltd.                     $ 10,378,000            229,196
Arbitex Master Fund L.P.                     $  3,000,000             66,254
Thomas Weisel Partners                       $    350,000              7,729
Deutsche Bank Securities Inc.                $  3,245,000             71,665

                                          Principal Amount of
                                          Notes Beneficially    Number of Shares
                                            Owned and That      of Common Stock
                                            May Be Offered        Beneficially
       Selling Securityholder             by this Prospectus        Owned(1)
-------------------------------------     -------------------   ----------------
DBAG Tewksbury Capital                       $    250,000              5,521
Zurich Institutional Benchmarks
   Master Fund LTD                           $  2,050,000             45,273
Zazove Income Fund L.P.                      $  2,850,000             62,941
Zazove Hedged Convertible Fund L.P.          $  2,850,000             62,941
Zazove Convertible Arbitrage Fund L.P.       $  3,550,000             78,401
HFR CA Select Fund                           $  1,050,000             23,189
San Diego County Employees
   Retirement Association                    $  1,650,000             36,439
Sage Capital                                 $  5,500,000            121,466
Royal Bank of Canada                         $  1,000,000             22,084
CQS Convertible & Quantitative
   Strategies Master Fund Limited            $ 16,000,000            353,356
Alexandra Global Master Fund, Ltd            $  3,500,000             77,296
Quest Global Convertible Master
   Fund, Ltd.                                $  1,000,000             22,084
NMS Services (Cayman) Inc.                   $  1,000,000             22,084
PRS Convertible Arbitrage Master
   Fund L.P.                                 $  2,000,000             44,169
                                             ------------          ---------
                                             $198,005,000          4,372,872

(1) Including the shares the selling securityholder would acquire if the selling securityholder converted all its Notes.

November 3, 2003